EXHIBIT 99.1

ChinaNet Online Holdings Reports Second Quarter and First Half Year 2019 Unaudited Financial Results

BEIJING, Aug. 20, 2019 (GLOBE NEWSWIRE) -- ChinaNet-Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing and data-analysis and management services platform, today announced its unaudited financial results for the second quarter and first half year of 2019.

Recent Developments
On August 7, 2019, the Company entered into a Securities Purchase Agreement (the “Agreement”) with selected investors related to the purchase and sale of the Company’s common stock. Under the Agreement, the Company agreed to issue an aggregate of 3,216,860 shares of common stock for US$4.8 million. Each Share will be sold to investors at $1.4927 per Share. This private placement was conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder. The descriptions of the Securities Purchase Agreement contained in this announcement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement. A copy of the Agreement has been filed to the U.S. Securities and Exchange Commission.

On July 8, 2019, the Company announced the appointment of Mr. Mark Li to the position of the Company’s Chief Financial Officer, effective immediately. Mr. Zhige Zhang has resigned from the role of Chief Financial Officer due to personal reasons. Mr. Mark Li has 20 years of experience working in financial roles. Most recently, Mr. Li served as Chief Financial Officer for DMG Entertainment & Media, a global entertainment and media company with operations in North America and Asia. Prior to this role, Mr. Li served as Financial Director at China Digital Culture and in other senior financial management positions. Mr. Li holds a bachelor’s degree in Economics from Chongqing Institute of Industry Management and a master’s degree in Finance from Central University of Finance and Economics. Mr. Li is a member of both the China Institute of Certified Public Accounts (CICPA) and Association of Chartered Certified Accounts (ACCA).

Mr. Handong Cheng, Chairman, President and Chief Executive Officer of CNET, stated, “Our previously announced private placement agreement with strategic investors will help to shore up our capital position going forward and provide us with future growth opportunities. We plan to leverage the commercial and technological resources of strategic investors to supercharge our business development initiatives and, in doing so, propel our launch into a new growth cycle. We are excited to explore the synergies between both parties’ resources and optimistic regarding our potential to grow new, profitable lines of businesses through these collaborations both in China and on a global scale. Such international expansion will help to reduce our exposure to the current risks throughout the domestic market as well as enable us to better support small and medium-sized companies in China to meet and overcome this same macroeconomic uncertainty through our products and services.

We will continue to integrate blockchain and AI technology within our products and services for advertising, marketing, and data analytics. Such integration will take the scope of our business to the next level, improve our margin, and increase our revenue streams over the long-term. Within China and throughout Asia, there are many opportunities to support small and medium-sized companies in an increasingly uncertain economic environment. Going forward, we will continue leveraging our deep industry experience and close business relationships to serve these organizations and address their pain points.

Furthermore, we remain committed to bolstering our management and refining our cost structure. In July, we appointed Mr. Mark Li as our new Chief Financial Officer. With extensive leadership and operational experience in financial management, we are confident that Mr. Li will be a great asset for us as we continue to optimize our current operations and expand our data and blockchain businesses.”

Second Quarter 2019 Financial Results

TOTAL REVENUES
Total revenues for the second quarter of 2019 were $15.5 million compared to $22.5 million in the corresponding period of 2018. This decrease was primarily caused by reduced revenues generated from the distribution of search engine marketing services for key search engines in the second quarter of 2019.

Internet advertising revenues for the second quarter of 2019 increased by 15.5% to $3.6 million from $3.1 million in the corresponding period of 2018. This growth was attributable to the increased effectiveness of the Company’s sale lead generation capabilities attributable to the increase in investments, which improved the effectiveness of ads on the Company’s ad portals while increasing customer satisfaction in turn.

COST OF REVENUES AND GROSS PROFIT
Cost of revenues decreased to $15.1 million in the second quarter of 2019 from $21.6 million in the corresponding period of 2018. This decrease was primarily due to the decrease in costs associated with distribution of search engine marketing services from key search engines, which was in line with the decrease in the related revenues during the quarter.

Gross profit in the second quarter of 2019 was $0.4 million, compared to $1.0 million in the corresponding period of 2018.

OPERATING LOSS
Operating expenses in the second quarter of 2019 were $1.6 million, compared to $9.3 million in the corresponding period of 2018. As a percentage of total revenues, operating expenses were 10.3%, compared to 41.2% in the corresponding period of 2018.

Sales and marketing expenses in the second quarter of 2019 decreased to $0.2 million from $0.3 million in the corresponding period of 2018. This decrease was primarily attributable to the Company’s successful execution of cost control initiatives and the subsequent decrease in staff salary and benefit expenses as well as other general departmental expenses.

General and administrative expenses in the second quarter of 2019 decreased to $1.3 million from $1.5 million in the corresponding period of 2018. The reduction in general and administrative expenses was primarily due to the Company’s improved control of accounts receivable collection, which led to a lower amount of bad debts provision, optimization of its cost structures, lower professional service expenses, lower salary and benefit expenses, and lower other general office expenses.

Research and development expenses in the second quarter of 2019 were $0.2 million, which were stable when compared to the corresponding period of 2018.

In the second quarter of 2018, the Company incurred a $1.9 million and $5.4 million impairment loss in intangible assets and goodwill, respectively. Such an impairment loss was not incurred by the Company in the second fiscal quarter of 2019.

As a result, operating loss in the second quarter of 2019 narrowed significantly to $1.2 million from $8.3 million in the corresponding period of 2018.

NET LOSS
Net loss attributable to ChinaNet Online Holdings, Inc. was $0.4 million in the second quarter of 2019, compared to $9.5 million in the corresponding period of 2018.

BALANCE SHEET
As of June 30, 2019, the Company had cash and cash equivalents of $1.4 million, compared to $3.7 million as of December 31, 2018. Advances from customers were $2.8 million as of June 30, 2019, increasing 160.9% from $1.1 million as of December 31, 2018.

First Half Year 2019 Financial Results
For the first half year of 2019, total revenues were $24.0 million, compared to $30.8 million in the same period of 2018. Internet advertising revenues for the first half of 2019 increased by 12.4% to $5.4 million from $4.83 million in the corresponding period of 2018. The growth of revenues generated through internet advertising services was attributable to the same reasons that led to a quarterly increase.

Gross profit for the first half year of 2019 was $0.8 million, compared to $1.6 million in the same period of 2018. This decrease was primarily due to the decreases in gross profit margin from the Company’s internet advertising and data services as well as the Company’s sales volume of the rights to use search engine marketing services during the second quarter of 2019.

Operating expenses for the first half year of 2019 decreased to $2.8 million from $11.4 million in the same period of 2018. As a percentage of total revenues, operating expenses for the first half year of 2019 were 11.5%, compared to 37.1% in the same period of 2018.

Sales and marketing expenses for the first half year of 2019 decreased to $0.4 million from $0.8 million in the same period of 2018. General and administrative expenses for the first half year of 2019 decreased to $2.1 million from $2.8 million in the same period of 2018. Research and development expenses for the first half year of 2019 decreased to $0.4 million from $0.5 million in the same period of 2018.

Net loss attributable to ChinaNet Online Holdings, Inc. for the first half year of 2019 narrowed to $1.5 million from $10.1 million in the same period of 2018 as a result of significantly reduced operating expenses and assets impairment losses.

About ChinaNet Online Holdings, Inc.
ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact
ICR, Inc.
Jack Wang
Tel: +1-646-308-1635
Email: CNET@icrinc.com

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2019	2018	2019	2018
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$23,912	$30,780	$15,352	$22,520
From a related party	108	-	101	-
Total revenues	24,020	30,780	15,453	22,520
Cost of revenues	23,212	29,211	15,087	21,552
Gross profit	808	1,569	366	968

Operating expenses
Sales and marketing expenses	350	844	181	280
General and administrative expenses	2,058	2,842	1,248	1,478
Research and development expenses	360	458	159	240
Impairment on intangible assets	-	1,878	-	1,878
Impairment on goodwill	-	5,412	-	5,412
Total operating expenses	2,768	11,434	1,588	9,288

Loss from operations	(1,960)	(9,865)	(1,222)	(8,320)

Other income (expenses)
Impairment on long-term investments	-	(471)	-	-
Interest expense, net	(23)	(19)	(12)	(9)
Other expenses	(4)	(28)	(2)	(6)
Change in fair value of warrant liabilities	471	948	821	(526)
Total other income/(expenses)	444	430	807	(541)

Loss before income tax (expense)/benefit and noncontrolling interests	(1,516)	(9,435)	(415)	(8,861)
Income tax (expense)/benefit	(6)	(689)	33	(693)
Net loss	(1,522)	(10,124)	(382)	(9,554)
Net loss attributable to noncontrolling interests	5	55	3	50
Net loss attributable to ChinaNet Online Holdings, Inc.	$(1,517)	$(10,069)	$(379)	$(9,504)

Net loss	$(1,522)	$(10,124)	$(382)	$(9,554)
Foreign currency translation gain/(loss)	24	194	60	(280)
Comprehensive loss	$(1,498)	$(9,930)	$(322)	$(9,834)
Comprehensive loss attributable to noncontrolling interests	5	49	2	52
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(1,493)	$(9,881)	$(320)	$(9,782)

Loss per share
Loss per common share
Basic and diluted	$(0.09)	$(0.64)	$(0.02)	$(0.60)

Weighted average number of common shares outstanding:
Basic and diluted	16,411,548	15,676,249	16,412,543	15,866,305

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	June 30, 2019	December 31, 2018
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,379	$3,717
Term deposit, restricted	25	25
Accounts receivable, net of allowance for doubtful accounts of $1,373 and $3,393, respectively	6,749	6,359
Prepayment and deposit to suppliers, net	2,049	2,154
Due from related parties, net	-	226
Other current assets, net	8	19
Total current assets	10,210	12,500

Long-term investments	36	-
Property and equipment, net	99	142
Intangible assets, net	36	45
Operating lease right-of-use assets	17	-
Blockchain application platform development costs	3,724	3,725
Deferred tax assets, net	549	556
Total Assets	$14,671	$6,968

Liabilities and Equity
Current liabilities:
Short-term bank loan	$873	$874
Accounts payable	742	2,869
Advance from customers	2,768	1,061
Advance from a customer, related	53	-
Accrued payroll and other accruals	289	521
Taxes payable	3,082	2,997
Lease payment liability related to a short-term lease	118	-
Other current liabilities	162	118
Warrant liabilities	135	606
Total current liabilities	8,222	9,046

Long-term liabilities:
Long-term borrowing from a director	127	128
Total Liabilities	8,349	9,174

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 16,412,543 shares and 16,382,543 shares at June 30, 2019 and December 31, 2018, respectively)	16	16
Additional paid-in capital	38,301	38,275
Statutory reserves	2,607	2,607
Accumulated deficit	(36,029)	(34,512)
Accumulated other comprehensive income	1,481	1,457
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	6,376	7,843

Noncontrolling interests	(54)	(49)
Total equity	6,322	7,794

Total Liabilities and Equity	$14,671	$16,968

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2019	2018
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(1,522)	$(10,124)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	52	427
Amortization of operating lease right-of-use assets	87	-
Share-based compensation expenses	203	151
Provision for allowances for doubtful accounts	460	794
Impairment on intangible assets	-	1,878
Impairment on goodwill	-	5,412
Impairment on long-term investments	-	471
Deferred taxes	6	689
Change in fair value of warrant liabilities	(471)	(948)
Changes in operating assets and liabilities
Accounts receivable	(866)	(257)
Prepayment and deposit to suppliers	(76)	1,504
Due from related parties	227	23
Other current assets	11	(16)
Accounts payable	(2,153)	(1,402)
Advance from customers	1,733	(2,197)
Advance from a customer, related	54	-
Accrued payroll and other accruals	(232)	(154)
Lease payment liability related to a short-term lease	120	-
Other current liabilities	(39)	(495)
Taxes payable	91	(77)
Prepaid lease payment	(10)	-
Net cash used in operating activities	(2,325)	(4,321)

Cash flows from investing activities
Payment for purchase of office equipment	-	(6)
Investment to an investee	(36)	-
Short-term loan to an unrelated party	-	(2,111)
Collection of short-term loan from an unrelated party	-	4,668
Payment for acquisition of noncontrolling interest	-	(1,177)
Payment for blockchain application platform development costs	-	(3,752)
Purchase of software technology	-	(447)
Net cash used in investing activities	(36)	(2,825)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$809)	-	10,263
Repayment to investors related to terminated security purchase agreements	-	(957)
Proceeds from short-term bank loan	442	-
Repayment of short-term bank loan	(442)	-
Net cash provided by financing activities	-	9,306

Effect of exchange rate fluctuation on cash and cash equivalents	23	(26)

Net (decrease)/increase in cash, cash equivalents, and restricted cash	(2,338)	2,134

Cash, cash equivalents, and restricted cash at beginning of the period	3,742	2,952
Cash, cash equivalents, and restricted cash at end of the period	$1,404	$5,086